AGREEMENT AND PLAN OF MERGER

by and between

NATIONAL CITY CORPORATION

and

WAYNE BANCORP, INC.

dated as of June 4, 2004

TABLE OF CONTENTS

Page

I.  THE MERGER

1

1.1

Merger

1

1.2

Filings

1

1.3

Effective Time

2

1.4

Effect of Merger

2

1.5

Certificate of Incorporation and By-laws

2

1.6

Directors and Officers of Surviving Corporation

2

1.7

Additional Actions

2

II.  CONVERSION OF SHARES

3

2.1

Conversion of Shares

3

2.2

Assumption of Stock Options

4

2.3

Exchange of Certificates

4

2.4

Closing of Company's Transfer Books

6

2.5

Adjustments to Prevent Dilution

6

III.  REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY

6

3.1

Corporate Organization

6

3.2

Authority

6

3.3

Information in Disclosure Documents, Registration Statement, Etc.

7

3.4

Consents and Approvals; No Violation

7

3.5

Litigation

7

3.6

Compliance with Laws and Orders

8

3.7

Agreements with Bank Regulators, Etc.

8

3.8

Available Funds

8

3.9

Fees

8

3.10

National City Disclosure Letter

8

IV.  REPRESENTATIONS AND WARRANTIES OF COMPANY

9

4.1

Corporate Organization

9

4.2

Authority

9

4.3

Capitalization

9

4.4

Subsidiaries

10

4.5

Information in Disclosure Documents, Registration Statement, Etc.

10

4.6

Consent and Approvals; No Violation

10

4.7

Reports and Financial Statements

11

4.8

Taxes

11

4.9

Employee Plans

12

4.10

Material Contracts

13

4.11

Absence of Certain Changes or Events

14

4.12

Litigation

14

4.13

Compliance with Laws and Orders

14

4.14

Agreements with Bank Regulators, Etc.

15

4.15

Intellectual Property

15

4.16

Fees

15

4.17

Company Action

16

4.18

Vote Required

16

4.19

Material Interests of Certain Persons

16

4.20

Environmental Matters

16

4.21

Labor Matters

18

4.22

Minute Books

19

4.23

Loans

19

4.24

Notice of Breach or Potential Breach

19

4.25

Disclosure

19

4.26

Company Disclosure Letter

19

V.  COVENANTS

20

5.1

Acquisition Transactions

20

5.2

Interim Operations of Company

20

5.3

Control of Other Party's Business

22

5.4

Employee Matters

22

5.5

Access and Information

23

5.6

Certain Filings, Consents and Arrangements

23

5.7

Takeover Statutes

24

5.8

Indemnification

24

5.9

Additional Agreements

25

5.10

Section 16(b); Approval of Dispositions by Company's Board

25

5.11

Publicity

26

5.12

Proxy

26

5.13

Shareholders' Meeting

26

5.14

Provision of Cash

26

5.15

Adverse Action

26

5.16

Notice of Breach or Potential Breach

26

5.17

Confidentiality

27

VI.  CLOSING MATTERS

27

6.1

The Closing

27

6.2

Documents and Certificates

28

VII.  CONDITIONS

28

7.1

Conditions to Each Party's Obligations to Effect the Merger

28

7.2

Conditions to Obligations of Company to Effect the Merger

28

7.3

Conditions to Obligations of National City to Effect the Merger

29

VIII.  MISCELLANEOUS

30

8.1

Termination

30

8.2

Non-Survival of Representations, Warranties and Agreements

31

8.3

Waiver and Amendment

31

8.4

Entire Agreement

31

8.5

Applicable Law; Consent to Jurisdiction

31

8.6

Certain Definitions; Headlines

31

8.7

Interpretations

32

8.8

Notices

33

8.9

Counterparts

34

8.10

Parties in Interest; Assignment

34

8.11

Effect of Termination; Expenses and Breakup Fee

34

8.12

Enforcement of the Agreement

35

8.13

Severability

35

INDEX TO DEFINITIONS

Definitions

Page

Acquisition Transactions	21
Affiliate	32
Agreement	1
Associate	32
BHCA	6
Certificate	4
Claim	25
Closing	28
Closing Date	28
Commission	11
Company	1
Company Common Stock	1
Company Contracts	14
Company Disclosure Letter	9
Company Employee Plans	12
Company Meeting	27
Company Option	4
Company Option Plans	4
Company Reports	11
Company Subsidiaries	10
Company Subsidiary	10
Confidential Information	28
Consents	29
Constituent Corporations	1
Continuing Employee	23
Continuing Employees	23
Covered Parties	25
Delaware Certificate of Merger	2
DGCL	1
DPC Common Shares	3
Effective Time	2
Environmental Law	17
ERISA	12
Exchange Act	7
Exchange Agent	4
FRB	7
Governmental Entity	7
Hazardous Substance	18
HSR Act	7
Indemnities	25
Intellectual Property Rights	16
IRS	13
Loan Portfolio Properties, Trust Properties and Other Properties	18
Material Adverse Effect	32
Merger	1
Merger Consideration	3
NASD	8
National City	1
National City Common Stock	3
National City Disclosure Letter	6
National City Employee Plans	23
Ohio Certificate of Merger	2
Ohio Code	1
Option Consideration	4
Person	33
Proxy Statement	7
Significant Subsidiary	32
State Entities	7
Subsidiary	33
Surviving Corporation	2
Takeover Statute	17
Termination Fee	35
Trust Account Common Shares	3

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 4, 2004 (the "Agreement"), is made by and between National City Corporation, a Delaware corporation ("National City"), and Wayne Bancorp, Inc., an Ohio corporation ("Company").

WHEREAS, National City and Company have each determined that it is in the best interests of their respective stockholders and shareholders for Company to merge with and into National City in a transaction in which the separate corporate existence of Company will thereupon cease (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the respective Boards of Directors of National City and Company have each approved this Agreement and the consummation of the transactions contemplated hereby and approved the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

I.  MERGER

1.1

Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Company will be merged with and into National City and the separate corporate existence of Company will thereupon cease in accordance with the applicable provisions of the General Corporation Law of the Ohio Revised Code (the "Ohio Code") and the Delaware General Corporation Law (the "DGCL").

National City may at any time change the method of effecting the combination with Company (including, without limitation, the provisions of this Article I) if and to the extent it deems such change to be desirable, including, without limitation, to provide for a merger of Company with and into a wholly-owned Subsidiary (as defined below) of National City; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be paid to holders of shares of common stock, stated value $1.00, of Company ("Company Common Stock") as provided for in this Agreement, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement or (iii) relieve National City of any of its obligations hereunder.

1.2

Filings.  As soon as practicable after satisfaction or waiver of all conditions to the Merger specified in Article VII below and, provided, that this Agreement has not been terminated pursuant to Section 8.1 below, immediately prior to the Closing (as defined below), National City and Company (sometimes together referred to herein as the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of the DGCL (the "Delaware Certificate of Merger") to be filed with the Secretary of State of the State of Delaware and a certificate of merger complying with the requirements of the Ohio Code to be filed with the Secretary of State of the State of Ohio (the "Ohio Certificate of Merger").

1.3

Effective Time.  The Merger shall become effective at the time (the "Effective Time") of the last of the following events to occur: (a) the filing of the Delaware Certificate of Merger; (b) the filing of the Ohio Certificate of Merger; or (c) such later time as shall be specified in such filings.

1.4

Effect of Merger.  From and after the Effective Time, the Merger shall have the effects specified in the Ohio Code and DGCL.  Without limiting the generality of the foregoing, National City shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of National City and all of its rights, privileges, powers and franchises, public as well as private, and all its debts, liabilities and duties as a corporation organized under the DGCL, shall continue unaffected by the Merger.

1.5

Certificate of Incorporation and By-laws.  The certificate of incorporation and by-laws of National City in effect immediately prior to the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Corporation, until amended in accordance with applicable law.

1.6

Directors and Officers of Surviving Corporation..  The directors and officers of National City immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's certificate of incorporation and by-laws and the DGCL.

1.7

Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company, or (ii) otherwise carry out the purposes of this Agreement, Company and its officers and directors (solely in their capacities as such) shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Company or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Company or otherwise to take any and all such action.

II.  CONVERSION OF SHARES

2.1

Conversion of Shares.

(a)

Subject to Section 2.3 below at the Effective Time, each then outstanding share of Company Common Stock not owned by National City or any direct or indirect wholly-owned Subsidiary of National City (except for any such shares of Company Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Common Shares") or acquired in satisfaction of debts previously contracted ("DPC Common Shares"), excluding those shares of Company Common Stock held in the treasury of Company and not withdrawn or waived, shall be, by virtue of the Merger and without the need for any further action of the holder thereof, converted into a right to receive $28.50, without interest, in cash (the "Merger Consideration)".

(b)

Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Common Stock in accordance with Section 1701.85 of the Ohio Code shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or loses its, his or her right to appraisal, in which case such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon.  Company shall give National City prompt written notice of any demands received by Company for appraisal of shares of Company Common Stock and, prior to the Effective Time, National City shall have the right to direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, Company shall not, except with the prior written consent of National City, make any payment with respect to, or settle or offer to settle any such demands.  From and after the Effective Time, National City, as the Surviving Corporation, shall have the right to direct all negotiations and proceedings with respect to such demands.

(c)

At the Effective Time, each share of Company Common Stock held in Company's treasury (if any) immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof be cancelled.

(d)

At the Effective Time, each then-outstanding share of Company Common Stock owned by National City or any direct or indirect wholly owned Subsidiary of National City (except for any shares that are Trust Account Shares or DPC Common Shares) shall be canceled and retired.

(e)

Each share of common stock, par value $4.00 per share, of National City ("National City Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of common stock, the Surviving Corporation from and after the Effective Time.

2.2

Assumption of Stock Options.

(a)

Immediately prior to the Effective Time, each option to purchase a share of Company Common Stock (each, a “Company Option”) granted by Company or its predecessors pursuant to Company’s existing stock option plans (the “Company Option Plans”) listed on Section 2.2(a) of the Company Disclosure Letter (as defined below), then outstanding shall become fully vested and shall be converted into the right to receive, upon the exercise thereof, an amount in cash (without interest) equal to the Merger Consideration multiplied by each share of Company Common Stock subject to the portion of the Company Option so exercised.  Each outstanding Company Option so converted shall, immediately following such conversion, be cancelled and the holder thereof shall be entitled to receive, as soon as practicable thereafter, but in no event later than one business day following the Effective Time, an amount of cash (without interest) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option multiplied by (ii) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock under such Company Option less any applicable withholding taxes (the “Option Consideration”).

(b)

The compensation committee of the Board of Directors of the Company shall use commercially reasonable efforts to make such amendments and adjustments to or make such determinations with respect to the Company Options, restricted stock units, restricted shares of Company Common Stock and other equity awards as are necessary to implement the provisions of this Section 2.2.

2.3

Exchange of Certificates.

(a)

Exchange Agent.  Prior to the Effective Time, National City shall designate National City Bank to act as exchange agent ("Exchange Agent") in connection with the Merger pursuant to an exchange agent agreement providing for, among other things, the matters set forth in this Section 2.3.  Except as set forth herein, from and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a "Certificate") shall be entitled to receive in exchange therefore, upon surrender thereof to the Exchange Agent, the Common Merger Consideration for each share of Company Common Stock so represented by the Certificate surrendered by such holder thereof.

(b)

Notice of Exchange.  Promptly after the Effective Time, National City and Surviving Corporation shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate.  Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Exchange Agent shall promptly deliver to the Person entitled thereto the Merger Consideration for each share of Company Common Stock so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.

(c)

Transfer.  If delivery of all or part of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or exchange that the Certificate surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Exchange Agent that such tax either has been paid or is not payable.

(d)

Right to Merger Consideration.  Until surrendered and exchanged in accordance with Sections 2.1 or 2.3 above, each Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, multiplied by the number of shares of Company Common Stock evidenced by such Certificate and shall have no other rights except as otherwise required by applicable law.  From and after the Effective Time, National City and Surviving Corporation shall treat such Certificates that have not yet been surrendered for exchange as evidencing the ownership of the aggregate Merger Consideration into which the shares of Company Common Stock represented by such Certificates may be converted, notwithstanding any failure to surrender such Certificates.  One hundred eighty (180) days following the Effective Time, the Exchange Agent shall deliver to Surviving Corporation any funds (including any interest received with respect thereto) which National City has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon due surrender of their Certificates.  Neither Exchange Agent nor any party hereto shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)

Lost or Destroyed Exchanged Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond or surety satisfactory to the Exchange Agent, in such sum as the Exchange Agent may reasonably determine as indemnity against any claim that may be made against Company, National City or the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

(f)

Rights With Respect to Unexchanged Certificates.  Holders of unsurrendered Certificates shall not have any rights as a stockholder of National City, including, without limitation, the right to vote at any meeting of National City stockholders.

2.4

Closing of Company's Transfer Books.  The stock transfer books of Company shall be closed at the close of business on the business day immediately preceding the date of the Effective Time.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, the Merger Consideration to be distributed pursuant to this Agreement may be delivered to a transferee, if a Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes. National City and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive, any notices, letters of transmittal and Merger Consideration specified in this Agreement for their shares of Company Common Stock, which books shall be conclusive with respect to the ownership of such shares.  In the event of a dispute with respect to the ownership of any such shares, the Surviving Corporation and the Exchange Agent shall be entitled to deposit any Merger Consideration not already paid represented thereby in escrow with an independent party and thereafter be relieved with respect to any claims to such Merger Consideration.

2.5

Adjustments to Prevent Dilution.  In the event that the Company changes the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration will be equitably adjusted to reflect such change.

III.  REPRESENTATIONS AND WARRANTIES OF NATIONAL CITY

Except as disclosed in the National City disclosure letter delivered by National City to Company prior to the execution of this Agreement (the “National City Disclosure Letter”), National City hereby represents and warrants to Company that:

3.1

Corporate Organization.  National City is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  National City is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").  National City has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  National City has heretofore delivered to Company true and complete copies of its certificate of incorporation and by-laws as currently in effect.

3.2

Authority.  National City has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of National City and no other corporate proceedings on the part of National City are necessary to authorize this Agreement or to consummate the transactions so contemplated.  This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of National City enforceable against National City in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

3.3

Information in Disclosure Documents, Registration Statement, Etc.  None of the information with respect to National City or any of National City's Subsidiaries provided by National City for inclusion in any proxy statement of Company ("Proxy Statement") required to be mailed to Company's shareholders in connection with the Merger will at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting (as defined below) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.4

Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by National City nor the consummation by National City of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws of National City, (b)  require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign (a "Governmental Entity"), except (i) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) filing the Delaware Certificate of Merger and Certificate of Designation pursuant to the DGCL, (iii) filing the Ohio Certificate of Merger, (iv) filings required under the securities or blue sky laws of the various states, (v) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vi) filings with, and approval by, the Federal Reserve Board (the "FRB"), (vii) filings with, and approvals by, the Ohio Superintendent of Financial Institutions and such other state regulatory agencies (including, but not limited to, other state bank and insurance regulatory agencies) as may be required (collectively, the "State Entities"), (viii) filings and approvals pursuant to any applicable state takeover law, (ix)  any consents, authorizations, approvals, filings or exemptions in connection with compliance with applicable provisions of federal and state securities laws relating to the regulations of broker-dealers, investment advisers or transfer agents, (x) any filings with, approvals by and notifications pursuant to the rules and regulations of the National Association of Securities Dealers (the "NASD"), or (xi) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

3.5

Litigation.  As of the date of this Agreement, there is no investigation by a Governmental Entity or litigation, arbitration, or administrative proceeding pending against or, to the knowledge of National City, threatened against National City as of the date of this Agreement that, if decided adversely to such person, would have or result in a Material Adverse Effect on National City, or that seeks to enjoin or otherwise challenges or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the transactions contemplated by this Agreement.

3.6

Compliance with Laws and Orders. The business of National City has not been conducted in violation of any laws, except for such violations as would not, individually or in the aggregate, would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the transactions contemplated by this Agreement.  As of the date of this Agreement, there is no pending, or to the knowledge of National City, threatened, investigation or review of National City or any of its Subsidiaries by any Governmental Entity except for any of the foregoing as would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the transactions contemplated by this Agreement.

3.7

Agreements with Bank Regulators, Etc.  Neither National City nor any National City Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the consummation of the transactions contemplated by this Agreement.

3.8

Available Funds.    National City, have or will at the Effective Time have, cash on hand or borrowing availability under financing arrangements from financially responsible third parties, or a combination thereof, in an aggregate amount sufficient to enable National City to pay in full the Merger Consideration, the Option Consideration and all fees and expenses payable by National City in connection with this Agreement and the transactions contemplated thereby.

3.9

Fees.  Neither National City nor any of National City's Subsidiaries has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder or intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement.

3.10

National City Disclosure Letter.  The National City Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement. Any information expressly disclosed in the National City Disclosure Letter shall be specifically limited to the corresponding representation and warranty to which such disclosure paragraph or section relates and no implication or inference shall be made in any other representation or warranty.  The inclusion of any matter in the National City Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

IV.  REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the Company disclosure letter delivered by Company to National City prior to the execution of this Agreement (the “Company Disclosure Letter”), Company hereby represents and warrants to National City that:

4.1

Corporate Organization.  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect.  Company is registered as a bank holding company under the BHCA.  Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  Company has heretofore delivered to National City true and complete copies of its articles of incorporation and code of regulations as currently in effect.

4.2

Authority.  Company has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of Company's shareholders, to consummate the transactions contemplated herein.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved by the Board of Directors of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval by the shareholders of Company as provided in Section 5.13.  This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of Company, enforceable against Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

4.3

Capitalization.  As of the date hereof, the authorized capital stock of Company consists of 12,000,000 shares of Company Common Stock.  As of the close of business on June 1, 2004, 6,332,238 shares of Company Common Stock were validly issued and outstanding, fully paid and nonassessable.  As of the date hereof, except as set forth in this Section 4.3, pursuant to Company Option Plans there are no other shares of capital stock of Company authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Company obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Company or obligating Company to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.  There are no voting trusts or other agreements or understandings to which Company or any of Company's Subsidiaries is a party with respect to the voting of the capital stock of Company.  As of the date hereof, there were outstanding under Company Option Plans options to purchase 249,604 shares of Company Common Stock, which Company stock options had a weighted average exercise price of $22.83 and for which adequate shares of Company Common Stock have been reserved for issuance under Company Option Plans.

4.4

Subsidiaries.  The Company Disclosure Letter sets forth the name and state of incorporation of each Subsidiary of Company (collectively, "Company Subsidiaries" and each a "Company Subsidiary").  Each Company Subsidiary is a bank, a corporation or other business entity duly organized, validly existing and in good standing (or the local law equivalent) under the laws of its respective jurisdiction of incorporation or organization and is qualified to do business as a foreign corporation or foreign business entity in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect.  Each Company Subsidiary has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted.  All outstanding shares of capital stock of each Company Subsidiary are owned by Company or another Company Subsidiary and are validly issued, fully paid and (except pursuant to the Ohio Code in the case of Savings Bank & Trust and pursuant to the National Bank Act in the case of Wayne County National Bank) and nonassessable, are not subject to preemptive rights in favor of any Person and are owned free and clear of all liens, claims and encumbrances.  There are no outstanding subscriptions, options, warrants, rights, convertible securities or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold additional shares of its capital stock or obligating any Company Subsidiary to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment.

4.5

Information in Disclosure Documents, Registration Statement, Etc.  None of the information with respect to Company or any Company Subsidiary provided by Company for inclusion in the Proxy Statement will at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

4.6

Consent and Approvals; No Violation.  Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its articles of incorporation or code of regulations of Company, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which will not have a Material Adverse Effect or (c) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act, (ii) filing the Delaware Certificate of Merger, (iii) filing the Ohio Certificate of Merger, (iv) filings required under the securities or blue sky laws of the various states, (v) filings under the HSR Act, (vi) filings with, and approval by, the FRB, (vii) filings with, and approvals by, the State Entities, (viii) filings and approvals pursuant to any applicable state takeover law, (ix) any consents, authorizations, approvals, filings or exemptions in connection with compliance with applicable provisions of federal and state securities laws relating to the regulations of broker-dealers, investment advisers or transfer agents, (x) any filings with, approvals by and notifications pursuant to the rules and regulations of the NASD, or (xi) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a Material Adverse Effect.

4.7

Reports and Financial Statements.  Since January 1, 1999, Company and each Company Subsidiary have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with the Securities and Exchange Commission (the “Commission”) under Section 12(b), 12(g), 13(a) or 14(a) of the Exchange Act, including, but not limited to Forms 10-K, Forms 10-Q and proxy statements (the "Company Reports").  Company has previously furnished or will promptly furnish National City with true and complete copies of each of Company's annual reports on Form 10-K for the years 1999 through 2003.  As of their respective dates, the Company Reports complied with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim financial statements of Company included in the Company Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of Company and Company Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.  There exist no material liabilities of Company and its consolidated Subsidiaries, contingent or otherwise of a type required to be disclosed in accordance with generally accepted accounting practices, except as disclosed in the Company Reports.  Company's reserve for possible loan losses as shown in its Quarterly Report on Form 10-Q for the quarter ending March 31, 2004 was adequate, within the meaning of generally accepted accounting principles and safe and sound banking practices.

4.8

Taxes.  Company will promptly make available to National City, upon request by National City, true and correct copies of the federal, state and local income tax returns, and state and local property and sales tax returns filed by Company and any of Company Subsidiaries for each of the fiscal years that remains open, as of the date hereof, for examination or assessment of tax.  Company and each Company Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, estimated tax, withholding tax, franchise, sales and other tax returns or reports required to be filed by them on or before the date hereof, except to the extent that all such failures to file, taken together, would not have a Material Adverse Effect.  Company and each Company Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of, all taxes shown or required to be shown to be owing on all such returns or reports, together with any interest, additions or penalties related to any such taxes or to any open taxable year or period.  Neither Company nor any of Company's Subsidiaries has consented to extend the statute of limitations with respect to the assessment of any tax.  Neither Company nor any of Company Subsidiaries is a party to any action or proceeding, nor to the best of Company's knowledge is any such action or proceeding threatened, by any Governmental Entity in connection with the determination, assessment or collection of any taxes, and no deficiency notices or reports have been received by Company or any of Company Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charge.

4.9

Employee Plans.  All employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance, or fringe benefit plans, formal or informal, written or oral and all trust agreements related thereto, relating to any present or former directors, officers or employees of Company or Company Subsidiaries ("Company Employee Plans") have been maintained, operated, and administered in compliance with their terms and currently comply, and have at all relevant times complied with the applicable requirements of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, and any other applicable laws.  Each Company Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA):  (a) except for recent amendment(s) to the plans not materially affecting the qualified status of the plans (which are disclosed in, and copies of which are attached to, the Company Disclosure Letter), each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under Section 401(a) of the Code either (i) has been determined by the Internal Revenue Service (“IRS”) to be so qualified or (ii) is the subject of a pending application for such determination that was timely filed, (b) there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) neither Company nor any of the Company Subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code, (d) the fair market value of the assets of each defined benefit plan (as defined in Section 3(35) of ERISA) exceeds the value of the “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA under such defined benefit plan as of the end of the most recent plan year thereof ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such defined benefit plan as of the date hereof, (e) no reportable event described in Section 4043 of ERISA for which the 30-day reporting requirement has not been waived has occurred, (f) no defined benefit plan has been terminated, nor has the Pension Benefit Guaranty Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a defined benefit plan, and no circumstances exist that constitute grounds under Section 4042(a)(2) of ERISA entitling the PBGC to institute any such proceedings and (g) no pension plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code.  Neither Company nor any Company Subsidiary has incurred any liability to the PBGC with respect to any "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA currently or formerly maintained by any entity considered one employer with it under Section 4001 of ERISA or Section 414 of the Code, except for premiums all of which have been paid when due.  Neither Company nor any of its Subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA.  There is no basis for any Person to assert that Company or any of its Subsidiaries has an obligation to institute any Employee Plan or any such other arrangement, agreement or plan.  With respect to any insurance policy that heretofore has or currently does provide funding for benefits under any Company Employee Plan, (x) there is no liability on the part of Company or any of its Subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss-sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated, and (y) no insurance company issuing such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of Company, no such proceeding with respect to any such insurer is imminent.  Neither the execution of this Agreement, nor the consummation of the transactions contemplated thereby will (A) constitute a stated triggering event under any Company Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from Company or any of its subsidiaries to any present or former officer, employee, director, shareholder, consultant or dependent of any of the foregoing or (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any present or former officer, employee, director, shareholder, consultant, or dependent of any of the foregoing.  Neither Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Employee Plan.  There are no restrictions on the rights of Company or Company Subsidiaries to amend or terminate any such Company Employee Plan without incurring any liability thereunder.

4.10

Material Contracts.  Except as disclosed in the Company Reports, neither Company nor any Company Subsidiary is a party to, or is bound or affected by, or receives benefits under (a) any employment, severance, termination, consulting or retirement agreement (collectively, "Benefit Agreements") providing for aggregate payments to any Person in any calendar year in excess of $100,000, (b) any material agreement, indenture or other instrument relating to the borrowing of money by Company or any Company Subsidiary or the guarantee by Company or any Company Subsidiary of any such obligation (other than trade payables and instruments relating to borrowings or guaranties made in the ordinary course of business consistent with past practice) or (c) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Company with the Commission as of the date hereof (collectively, the "Company Contracts").  Neither Company nor any Company Subsidiary is in default under any Company Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.  Neither Company nor any Company Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Company or any Company Subsidiary the subject of a proceeding asserting that it or any Company Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any Company Subsidiary pending or threatened.

4.11

Absence of Certain Changes or Events.  Except for liabilities contemplated by this Agreement and the transactions contemplated hereby, and except as disclosed in the Company Reports, since December 31, 2003, (i) the Company and each of the Company Subsidiaries has conducted its respective operations only in the ordinary course of business consistent with past practice, (ii) there has not been a Material Adverse Effect on the Company and (iii) neither the Company nor any Company Subsidiary has taken any action that if taken after the date of this Agreement, would violate the provisions of Section 5.2.

4.12

Litigation.  Except as disclosed in the Company Reports filed by Company with the Commission prior to the date of this Agreement, there is no suit, action or proceeding pending, or, to the knowledge of Company, threatened against or affecting Company or any Company Subsidiary which, if determined adversely to Company, would be reasonably expected to have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against Company or any Company Subsidiary having, or which would, insofar as reasonably can be foreseen, now or in the future, have a Material Adverse Effect.

4.13

Compliance with Laws and Orders.

(a)

Company and each Company Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Company or Company Subsidiary, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

(b)

Except as disclosed in the Company Reports filed by Company with the Commission prior to the date of this Agreement, the businesses of Company and each Company Subsidiary are not being conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, in the case of a Company Subsidiary that is a bank, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect.  No investigation or review by any Governmental Entity with respect to Company or any Company Subsidiary is pending or, to the knowledge of Company threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect.

(c)

Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, Company and each Company Subsidiary have properly administered all accounts for which its acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law.  None of Company, any Company Subsidiary, or any director, officer or employee of Company or of any Company Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.14

Agreements with Bank Regulators, Etc.  Neither Company nor any Company Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management nor has Company or any of its Subsidiaries been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.  Neither Company nor any Company Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer.  Company knows of no reason why the regulatory approvals referred to in Section 4.6 (c) above should not be obtained.

4.15

Intellectual Property.    The Company and each Company Subsidiary owns or has a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefore, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials (collectively, “Intellectual Property Rights”) as are necessary in connection with the business of the Company and any Company Subsidiary, taken as a whole, except where the failure to own or have a valid right to use such Intellectual Property Right would not reasonably be expected to result in a Material Adverse Effect on the Company.  Neither the Company nor any Company Subsidiary has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party, except where such infringement, misappropriation or violation would not reasonably be expected to result in a Material Adverse Effect on the Company.  To the knowledge of the Company, no third party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by or to the Company or any Company Subsidiary, except where such infringement, misappropriation or violation would not reasonably be expected to result in a Material Adverse Effect on the Company.

4.16

Fees.  Except for fees paid and payable to Stifel, Nicolaus & Company, Incorporated, neither Company nor any Company Subsidiary has paid or will become obligated to pay any fee (including any break-up or termination fee) or commission to any broker, finder, intermediary or any other Person in connection with, or as a result of, the transactions contemplated by this Agreement.

4.17

Company Action.

(a)

The Board of Directors of Company (at a meeting duly called, constituted and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of Company and its shareholders, (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, and (c) has directed that the Merger be submitted for consideration by Company's shareholders at the Company Meeting.  The Board of Directors of Company has approved the transactions contemplated by this Agreement and taken all steps necessary to exempt (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby and thereby from, any statute of the Ohio Code that purports to limit or restrict business combinations or the ability to acquire or to vote shares and any other applicable state business combination or anti-takeover provisions of Company's articles of incorporation or code of regulations as currently in effect.

(b)

The Board of Directors of the Company has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover law (each a “Takeover Statute”) (including the control share acquisition provisions codified in Sections 1701.831 et seq. of the Ohio Code and the moratorium provision codified in the Section 1704.02 et seq. of the Ohio Code) is applicable to the Merger and the other transactions contemplated by this Agreement.  The Board of Directors of the Company has (i) duly and validly approved this Agreement, (ii) determined that the transactions contemplated by this Agreement are advisable and in the best interests of the Company and its shareholders, (iii) unanimously resolved to recommend to such shareholders that they vote in favor of the Merger and (iv) taken all corporate action required to be taken by the Board of Directors of the Company for the consummation of the transactions contemplated by this Agreement.

4.18

Vote Required.  The affirmative votes of holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon are the only votes of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

4.19

Material Interests of Certain Persons.  Except as disclosed in Company's Proxy Statement for its 2004 Annual Meeting of Stockholders, no officer or director of Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any of its Subsidiaries that would be required to be disclosed under the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

4.20

Environmental Matters.

(a)

For purposes of this Agreement, the following terms shall have the indicated meanings:

"Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, determination, judgment, decree, injunction or agreement with any governmental entity relating to (i) the health, protection, preservation, containment or restoration of the environment including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, wetlands, plant and animal life or any other natural resource, conservation, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.  The term Environmental Law includes, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601(2)(D); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, ordinances, rules, regulations respecting the interpretation or enforcement of same and (y) any common law (including without limitation common law that may impose strict liability) that may impose liability for injuries or damages due to  the release of any Hazardous Substance.

"Hazardous Substance" means (i) any hazardous wastes, toxic chemicals, materials, substances or wastes as defined by or for the purposes of any Environmental Law; (ii) any "oil," as defined by the Clean Water Act, as amended from time to time, and regulations promulgated thereunder (including crude oil or any fraction thereof and any petroleum products or derivatives thereof); (iii) any substance, the presence of which is prohibited, regulated or controlled by any applicable federal, state or local laws, regulations, statutes or ordinances now in force or hereafter enacted relating to waste disposal or environmental protection with respect to the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, emission, discharge, disposal, abatement, cleanup, removal, remediation or handling of any such substance; (iv) any asbestos or asbestos-containing materials, polychlorinated biphenyls in the form of electrical equipment, fluorescent light fixtures with ballasts, cooling oils or any other form, urea formaldehyde, atmospheric radon; (v) any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, alkalis, acids, chemicals, pesticides, herbicides, sewage, industrial sludge or other similar wastes; (vi) industrial, nuclear or medical by-products; (vii) any lead-based paint or coating and (viii) any underground storage tank(s).

"Loan Portfolio Properties, Trust Properties and Other Properties" means any real property, interest in real property, improvements, appurtenances, rights and personal property attendant thereto, which is owned, leased as a landlord or a tenant, licensed as a licensor or licensee, managed or operated or upon which is held a mortgage, deed of trust, deed to secure debt or other security interest by Company or any of its Subsidiaries whether directly, as an agent, as trustee or other fiduciary or otherwise.

(b)

To the best of Company's knowledge, neither Company nor any of its Subsidiaries is in violation of or has any liability, absolute or contingent, in connection with or under any Environmental Law, except any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)

To the best of Company's knowledge, none of the Loan Portfolio Properties, Trust Properties and Other Properties of Company or any Company Subsidiaries is in violation of or has any liability, absolute or contingent, under any Environmental Law, except any such violations or liabilities which, individually or in the aggregate would not have a Material Adverse Effect.

(d)

To the best of Company's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to any Loan Portfolio Properties, Trust Properties and Other Properties including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liability under or violation of Environmental Law, which would impose a liability upon Company or any Company Subsidiary pursuant to any Environmental Law, except such as would not, individually or in the aggregate have a Material Adverse Effect.

4.21

Labor Matters.

(a)

Neither Company nor any of its Subsidiaries is engaged in, and has not engaged in, any unfair labor practice.

(b)

There is no labor strike, dispute, slowdown or stoppage actually pending threatened against or directly affecting Company or any of its Subsidiaries.

(c)

No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. Section 151 et seq.) exists or is, to best knowledge of Company, threatened.

(d)

No grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefore exist or to the best of Company's knowledge, are threatened.

(e)

No collective bargaining agreement exists which is binding on Company and/or any of its Subsidiaries.

(f)

Neither Company nor any of its Subsidiaries have experienced any material work stoppage or other material labor difficulty.

(g)

Neither Company nor any of its Subsidiaries is delinquent in any material payments to any of its current or former officers, directors, employees or agents for any wages, salaries, commissions, bonuses, benefits or other compensation for any services performed by them or amounts required to be reimbursed to them.

4.22

Minute Books.  The minute books of Company and each Company Subsidiary contain or will contain at Closing accurate records of all corporate actions of their respective shareholder(s) and boards of directors (including committees of the board of directors).

4.23

Loans.  All of the loans, leases, installment sales contracts and other credit transactions on the books of Company and the Company Subsidiaries are valid and properly documented and were made in the ordinary course of business, and the security therefore, if any, is valid and properly perfected, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.  Neither the terms of such loans, leases, installment sales contracts and other credit transactions, nor any of the documentation evidencing such transactions, nor the manner in which such loans, leases, installment sales contracts and other credit transactions have been administered and serviced, nor Company's procedures and practices of approving or rejecting applications for such transactions, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including without limitation the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

4.24

Notice of Breach or Potential Breach. Company shall promptly notify National City of any change, circumstance or event which would cause any of the representations or warranties made by Company pursuant to this Agreement to be untrue as of the date hereof or at Closing Date or which prevents Company from complying with any of its obligations hereunder.  There is no fact or development known to Company which would have a Material Adverse Effect, or which might in the future, in Company's reasonable judgment, have a Material Adverse Effect, on Company’s or its Subsidiaries’ continuing business, which has not been set forth in this Agreement.

4.25

Disclosure.  No representation or warranty by Company in this Agreement after giving effect to the disclosures set forth in the Company Disclosure Letter, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.  Any claim by National City for a breach of representation, warranty, covenant, agreement or obligation of Company hereunder will not be affected by any investigation conducted by National City with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

4.26

Company Disclosure Letter.  The Company Disclosure Letter is arranged in a format in which the disclosures made therein are arranged in paragraphs or sections corresponding to the numbered and lettered sections and subsections of this Agreement and the matters expressly disclosed in the Company Disclosure Letter shall be specifically limited to the corresponding representation and warranty to which such disclosure paragraph or section relates and no implication or inference shall be made in any other representation or warranty.  The inclusion of any matter in the Company Disclosure Letter shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

V.  COVENANTS

5.1

Acquisition Transactions.  Company and each Company Subsidiary shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (i) solicit or initiate any proposals or offers from any Person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, Company or any Company Subsidiary (such transactions are referred to herein as "Acquisition Transactions") or (ii) except to the extent that the Board of Directors of Company is required, in a written opinion of counsel to the Board of Directors of Company, in the exercise of its fiduciary duties in accordance with applicable law, to participate in any discussions or negotiation regarding, or furnish to any other Person any information with respect to, an Acquisition Transaction; provided, however, that nothing contained in this Section 5.1 shall restrict or prohibit any disclosure by Company that is required in any document to be filed with the Commission after the date of this Agreement or any disclosure that, in the written opinion of counsel to the Board of Directors of Company, is otherwise required under applicable law.  Company shall, and cause each Company Subsidiary to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  Company shall notify National City immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Company or any Company Subsidiary.

5.2

Interim Operations of Company.  During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, set forth in the Company Disclosure Letter or as otherwise approved expressly in writing by National City (which approval will not be unreasonably withheld, conditioned or delayed):

(a)

Conduct of Business.  Company shall, and shall cause each Company Subsidiary to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice.  Company shall use reasonable efforts to preserve intact the business organization of Company and each Company Subsidiary, to keep available the services of its and their present key officers and employees and to preserve the goodwill of those having business relationships with Company or any Company Subsidiary.  Other than in the ordinary course of business consistent with past practice, Company shall not (i) incur any indebtedness for borrowed money (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or (iii) make any loan or advance.  Company shall not, and shall not permit any of the Company Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(b)

Articles and Code of Regulations.  Company shall not and shall not permit any Company Subsidiary to make any change or amendment to their respective articles of incorporation or code or regulations (or comparable governing instruments) in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party.

(c)

Capital Stock.  Company shall not, and shall not permit any Company Subsidiary to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to outstanding exercisable stock options granted pursuant to one of Company Option Plans or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them (other than pursuant to Company Option Plans) or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures.  Neither Company nor any Company Subsidiary shall grant any additional stock options.

(d)

Dividends.  Company shall not, and shall not permit any Company Subsidiary to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than regular quarterly cash dividends in an amount not to exceed $0.18 per share of Company Common Stock payable on the regular historical payment dates between the date hereof and the Effective Time.

(e)

Employee Plans, Compensation, Etc.  Except as otherwise provided in this Agreement, Company shall not, and shall not permit any Company Subsidiary to, adopt or amend (except as required by law (including as required to maintain qualification under Section 401(a) of the Code) or other contractual obligations existing on the date hereof or with the consent of National City, which consent shall not be reasonable withheld) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business consistent with past practice not to exceed 5% for any individual or 3% in the aggregate) increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan, agreement or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(f)

Certain Policies.  Company will modify and change its loan, litigation, real estate valuation, asset, liquidity and investment portfolio policies and practices (including loan classifications and level of reserves) prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of National City and generally accepted accounting principles at the earlier of (i) such time as National City acknowledges that all conditions to its obligations to consummate the Merger set forth in Sections 7.1 and 7.3 below have been irrevocably waived or satisfied or (ii) immediately prior to the Effective Time.  Company's representations, warranties or covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any such modifications or changes.

5.3

Control of Other Party’s Business.  Nothing contained in this Agreement (including, without limitation, Section 5.2) shall give National City, directly or indirectly, the right to control or direct the operations of Company or shall give Company, directly or indirectly, the right to control or direct the operations of National City prior to the Effective Time.  Prior to the Effective Time, each of Company and National City shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.4

Employee Matters.

(a)

Benefit Agreements.  Surviving Corporation and National City shall, subject to any legal or regulatory restrictions, honor, maintain and perform on and after the Effective Time, without deduction, counterclaims, interruptions or deferment (other than withholding under applicable law), all vested benefits of any Person under all existing plans or agreements.

(b)

Employment of Continuing Employees.  National City agrees that each Person who is an employee of Company or any Company Subsidiary as of immediately prior to the Effective Time (individually, a “Continuing Employee” and, collectively, the “Continuing Employees”) shall be an employee of National City or one of its Subsidiaries as of the Effective Time.  During the period of time beginning at the Effective Time and ending December 31, 2004, each Continuing Employee, while employed by National City or one of its Subsidiaries, will receive compensation and benefits that are comparable in the aggregate to the compensation and benefits currently provided by the Company and each Company Subsidiary to its employees.  Notwithstanding the foregoing, nothing contained herein shall obligate National City, the Surviving Corporation or any of their Affiliates (as defined below) to (x) maintain any particular Company compensation or benefit plan, (y) grant or issue any equity or equity-based awards or (z) retain the employment of any person employed by the Company or any Company Subsidiary immediately prior to the Effective Time.

(c)

Participation in National City Plans.  Commencing as of January 1 of the year following the Effective Time, National City and its Subsidiaries shall cause the Continuing Employees, while employed by National City or any of its Subsidiaries, to be eligible to participate in the National City employee benefit, pension, welfare, incentive compensation, severance, and vacation pay benefit plans (“National City Employee Plans”) that similarly situated National City employees participate in.

(d)

Past Service Credit Under National City Plans.  National City and its Subsidiaries shall cause the National City Employee Plans that cover the Continuing Employees or any of their dependents or beneficiaries to treat the employment and service of the Continuing Employees with the Company, Company Subsidiaries and any predecessor employers through the Effective Time as employment and service with National City and its Subsidiaries for all purposes (other than benefit accruals under any defined benefit pension plan including, but not limited to, the calculation of future pay credit service under a cash balance pension formula and any eligibility requirements for benefits under National City’s Retiree Welfare Benefit Plan) under National City Employee Plans that cover the Continuing Employees.

(e)

Severance Upon Termination of Continuing Employee.  If a Continuing Employee’s employment is terminated by National City or any of its Subsidiaries, such Continuing Employee shall be entitled to severance benefits from National City and its Subsidiaries in accordance with the severance plans and policies of National City and its Subsidiaries, as in effect from time to time thereafter for similarly situated employees.

5.5

Access and Information.  Upon reasonable notice, National City and Company shall, and shall cause its respective Subsidiaries to, afford to the other party to this Agreement and its representatives (including, without limitation, directors, officers and employees of such investigating party and its Affiliates, and counsel, accountants and other professionals retained) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as such investigating party may reasonably request; provided, however, that a party shall not be required to provide access to any such information if the providing of such access (i) would be reasonably likely, to advice of counsel, to result in the loss or impairment of any privilege generally recognized under law with respect to such information or (ii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity.  Any claim by a party for a breach of representation, warranty, covenant, agreement or obligation of such party hereunder shall not be affected by any investigation conducted by such party with respect to, or knowledge acquired (or capable of being acquired), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.  All information furnished by one party to the other parties in connection with this Agreement or the transactions contemplated hereby shall be subject to the terms and conditions of Section 5.17.  Without limiting the effect of the Section 5.17, if the transactions contemplated by this Agreement are not consummated, each party shall promptly cause all copies of documents or extracts thereof containing Confidential Information (as defined below) of the other party to be returned to the disclosing party or destroyed.

5.6

Certain Filings, Consents and Arrangements.  National City and Company shall (a) as soon as practicable make any required filings and applications required to be filed with Governmental Entities between the date of this Agreement and the Effective Time (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (c) deliver to the other party to this Agreement copies of the publicly available portions of all such reports promptly after they are filed.

5.7

Takeover Statutes.  Company shall take all reasonable steps to (i) exempt Company and the Merger from the requirements of any Takeover Statute by action of Company's Board of Directors or otherwise and (ii), upon the request of National City, assist in any challenge by National City to the applicability to the Merger of any Takeover Statute.

5.8

Indemnification.

(a)

From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Company or any Company Subsidiary (the “Indemnitees”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Company, any of the Company Subsidiaries or any of their respective predecessors; or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, National City shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnitee against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnitee to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time).  National City's obligations under this Section 5.8(a) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

(b)

National City agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Company and the Company Subsidiaries, and their respective heirs and assigns (the “Covered Parties”) as provided in their respective articles or certificate of incorporation or code of regulations as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto.

(c)

If National City or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or National City or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of National City assume the obligations set forth in this Section 5.8.

(d)

The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, as the case may be, each Indemnitee, Covered Party or director or officer of Company and each Company Subsidiary and their respective heirs and representatives.  National City agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any such Person or his or her personal representatives in successfully enforcing the obligations of National City under this Section 5.8.  The provisions of this Section 5.8 shall survive the Closing for an indefinite period of time and are in addition to any other rights to which an Indemnitee or Covered Party may be entitled.

5.9

Additional Agreements.

(a)

Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings and obtaining any required contractual consents and regulatory approvals.

(b)

Each party covenants, for itself and its Subsidiaries, not to take intentionally any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, National City or on the Surviving Corporation following the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law) which would adversely affect the ability of the parties to obtain any approval required for the consummation of the Merger without imposition of conditions or restrictions.

(c)

Notwithstanding anything to the contrary contained in this Agreement, Company and National City shall take all actions necessary to enact the items set forth on Section 5.9(c) of the Company Disclosure Letter, and Section 5.9(c) of the Company Disclosure Letter shall be deemed incorporated into this Section 5.9(c).

5.10

Section 16(b);  Approval of Dispositions by Company’s Board.  Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities), in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by Company’s Board of Directors or a committee of two or more “Non-Employee Directors” of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act).  Such approval shall specify:  (i) the name of each officer or director, (ii) the number of securities to be disposed of for each named person, and (iii) that the approval is granted for purposes of exempting the transaction under Rule 16b-3 of the Exchange Act.

5.11

Publicity.  The initial press release announcing this Agreement shall be a joint press release and thereafter Company and National City shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

5.12

Proxy.  As soon as practicable after the date hereof, Company shall prepare the Proxy Statement, file it with the Commission, use its reasonable best efforts to respond to comments of the Staff of the Commission, use its reasonable best efforts to clear the Proxy Statement with the Staff of the Commission and promptly thereafter mail the Proxy Statement to all holders of shares of Company Common Stock.  National City and Company shall cooperate with each other in the preparation of the Proxy Statement.

5.13

Shareholders' Meeting.  Company shall take all action necessary, in accordance with applicable law and its articles of incorporation and code of regulations, to convene a special meeting of the holders of Company Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement.  The Board of Directors of Company shall recommend that the holders of Company Common Stock vote in favor of and approve the Merger and adopt this Agreement at the Company Meeting, and may not withdraw or modify its approval or recommendation, unless the Board of Directors of Company shall have received the written advice of Company’s legal counsel, reasonably acceptable to National City, to the effect that making such a recommendation could cause the Board of Directors of Company to violate its fiduciary duty under applicable law and provided that such advice is not predicated solely upon the price of National City Common Stock.

5.14

Provision of Cash.  National City shall provide the cash to be paid as Merger Consideration as provided in Section 2.1 above.

5.15

Adverse Action.  From the date hereof until the Effective Time, except as expressly contemplated by the Agreement, neither party will, without the written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed) knowingly take any action that would, or would be reasonably likely to result in (a) any of its representations and warranties set forth in the Agreement being or becoming untrue, (b) any of the conditions to the Merger set forth in Article VII below not being satisfied or (c) a material violation of any provision of the Agreement except, in each case, as may be required by applicable law.

5.16

Notice of Breach or Potential Breach.  Company or National City, as the case may be, shall promptly notify the other party of any change, circumstance or event which would cause any of the representations or warranties made by such notifying party pursuant to this Agreement to be untrue or which prevents such notifying party from complying with any of its obligations hereunder.  Company and National City shall be permitted to update and supplement their respective Disclosure Letters so as to disclose other information or exceptions to one or more representations or warranties contained in Article III hereof in the case of National City and Article IV hereof in the case of Company which are a result of events which occur, or knowledge first obtained, after the date hereof; provided, however, that, anything herein to the contrary notwithstanding, (i) no exceptions or other information set forth on any such updated or supplemented Disclosure Letter shall be deemed to cure any representation or warranty which was not true and correct as of the date hereof, (ii) the exceptions and other information set forth on any such updated or supplemented Disclosure Letter shall not be taken into consideration in determining, for purposes of this Agreement, whether the conditions set forth in Section 7.3 hereof in the case of National City, and Section 7.2 hereof in the case of Company shall have been satisfied, and (iii) this Section 5.16 shall not relieve any party of its obligations under any covenant set forth herein.

5.17

Confidentiality.  From and after the date hereof, the parties acknowledge and agree that this Agreement and all information furnished by a party to the other party in connection with this Agreement (whether before or after the date hereof) (“Confidential Information") (i) shall be used by the receiving party solely for the purposes contemplated by this Agreement or as necessary to carry out the transactions herein contemplated and not to use it for any other purpose, (ii) shall not be disclosed to any Person, except that the receiving party may disclose such Confidential Information to its representatives who need to know such Confidential Information for the purposes contemplated by this Agreement or as necessary to carry out the transactions herein or therein contemplated, and (iii) shall not disclose to any Person that such Confidential Information has been made available to it or any of the terms, conditions or other facts with respect to this Agreement.  “Confidential Information” shall not include any information that (A) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the receiving party or any of its representatives in breach of this Agreement); (B) was available to the receiving party on a non-confidential basis from a source other than the disclosing party or its representatives, provided that such source, to the knowledge of the receiving party, was not in breach of any obligation of confidentiality to the disclosing party; or (C) has been independently acquired or developed by the receiving party without the use of, and is not derived from, any Confidential Information of the disclosing party.

VI.  CLOSING MATTERS

6.1

The Closing.  Subject to satisfaction or waiver of all conditions precedent set forth in Article VII below, the closing (the "Closing") shall occur at such location mutually agreeable to the parties and on a date (the "Closing Date") which is on the first business day after the later of:

(a)

the first date on which the Merger may be consummated in accordance with the approvals of any Governmental Entities; or

(b)

the date the required approvals of Company's shareholders have been obtained; or

(c)

such other date to which the Parties agree in writing.

If all conditions are determined to be satisfied in all material respects (or are duly waived) at the Closing, the Closing shall be consummated by the making of all necessary filings required by all Governmental Entities.

6.2

Documents and Certificates.  National City and Company shall use their respective best efforts, on or prior to the Closing, to execute and deliver all such instruments, documents or certificates as may be necessary or advisable, on advice of counsel, for the consummation at the Closing of the transactions contemplated by this Agreement to occur as soon as practicable.

VII.  CONDITIONS

7.1

Conditions to Each Party's Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)

The Merger shall have been approved and adopted by the requisite vote of the holders of Company Common Stock.

(b)

All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Entity (collectively, "Consents") which are necessary for the consummation of the Merger, (other than immaterial Consents, the failure to obtain which would not be materially adverse to, National City and National City's Subsidiaries, taken as a whole, or Company and Company Subsidiaries, taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that no such authorization, consent, order or approval shall be deemed to have been received if it shall include any conditions or requirements which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable in the reasonable opinion of National City the consummation of the Merger.

(c)

No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect.

7.2

Conditions to Obligation of Company to Effect the Merger.  The obligation of Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

(a)

National City shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

(b)

The representations and warranties of National City contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article III above shall be true and correct as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times and except where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect.

(c)

National City shall have furnished Company a certificate dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of National City that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Subsections 7.2(a) and 7.2(b) above have been satisfied.

7.3

Conditions to Obligation of National City to Effect the Merger.  The obligation of National City to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

(a)

Company shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

(b)

The representations and warranties of Company contained in this Agreement shall be true and correct when made and the representations and warranties set forth in Article IV above shall be true and correct as of the Effective Time as if made on and as of such time, except as expressly contemplated or permitted by this Agreement, except for representations and warranties relating to a time or times other than the Effective Time which were or will be true and correct at such time or times and except where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not result in a Material Adverse Effect.

(c)

Company shall have furnished National City a certificate dated the date of the Closing signed by the Chief Executive Officer and Chief Financial Officer of Company that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Subsections 7.3(a) and 7.3(b) above have been satisfied.

(d)

(i) The Memorandum of Understanding among Savings Bank & Trust, an Ohio state-chartered bank and a wholly-owned subsidiary of Company (“SBT”), Federal Reserve Bank of Cleveland and Ohio Department of Financial Institutions shall be determined by the Federal Reserve Bank of Cleveland and Ohio Department of Financial Institutions to be no longer in effect and (ii) both SBT and Wayne County National Bank, a national banking association and a wholly-owned subsidiary of Company, are “well capitalized” and “well managed” as determined by their respective regulators.

VIII.  MISCELLANEOUS

8.1

Termination.  This Agreement may be terminated at any time prior to the Effective Time, notwithstanding any approval or adoption of this Agreement by the shareholders of Company as follows:

(a)

by mutual consent in writing of the Board of Directors of National City and the Board of Directors of Company;

(b)

by National City or Company if the Merger shall not have been consummated on or before January 31, 2005 and such terminating party is not in breach thereof;

(c)

by National City or Company if the shareholders of Company do not approve the transactions contemplated herein at the Company Meeting;

(d)

by Company if any of the conditions specified in Sections 7.1(b), 7.1(c), or 7.2 above have not been met or waived by Company at such time as such condition can no longer be satisfied;

(e)

by National City if any of the conditions specified in Sections 7.1 (b), 7.1(c) or 7.3 above have not been met or waived by National City at such time as such condition can no longer be satisfied;

(f)

by either party hereto in writing, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any final, and non-appealable injunction, order, decree or ruling which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(g)

by Company, if (A) it is not in breach of its obligations under Section 5.1 above, (B) it enters into a binding written agreement, or its Board of Directors recommends, an Acquisition Transaction, and (C) promptly after the Company’s termination pursuant to this Section 8.1(g), the Company pays National City the fee required by Section 8.11(b); or

(h)

by National City if (i) the Company Meeting shall not have been called prior to November 30, 2004; (ii) the Board of Directors of Company does not publicly recommend in the Proxy Statement that the Company's shareholders approve and adopt this Agreement; (iii) after recommending in the Proxy Statement that such shareholders approve and adopt this Agreement, the Board of Directors of Company shall have withdrawn, modified or amended such recommendation in any manner adverse to National City; (iv) the Board of Directors of the Company shall have recommended to the shareholders of the Company an Acquisition Transaction or shall have resolved to do so or shall have entered into any definitive agreement for an Acquisition Transaction; or (v) a tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of the Company is commenced, and the Board of Directors of Company fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders).

8.2

Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1 above, as the case may be; provided, however, that if the Merger is consummated, Sections 1.7, 2.1 through 2.5, 5.4, 5.5, 5.8, 5.14 and 8.2 hereof shall survive the Effective Time to the extent contemplated by such Sections, except Section 5.4 shall survive for a period of two years following the Effective Time; provided, further, that the last two sentences of Section 5.5 and all of Section 8.11 hereof shall in all events survive any termination of this Agreement.

8.3

Waiver and Amendment.  Subject to applicable provisions of the DGCL and Ohio Code, any provision of this Agreement may be waived at any time by the party which is, or whose stockholders, shareholders or employees are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any stockholder or shareholder approval of the Merger which reduces or changes the form of the Merger Consideration without further stockholder or shareholder approval.  No such waiver, amendment or supplement will be effective unless in a writing that makes express reference to this Section 8.3 and is signed by the party or parties sought to be bound thereby.

8.4

Entire Agreement.  This Agreement and each party’s Disclosure Letters contain the entire agreement among National City and Company with respect to the Merger and the other transactions contemplated hereby and thereby, and supersede all prior agreements among the parties with respect to such matters.

8.5

Applicable Law.  This Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio except to the extent the respective laws of the State of Delaware govern the manner in which National City’s board of directors reviews and approves the Merger, consummation of the Merger and the effect thereof.

8.6

Certain Definitions; Headlines.  (a)  For purposes of this Agreement, the term:

(i)

"Affiliate", "Associate" and "Significant Subsidiary" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

(ii)

"Material Adverse Effect" means an event, change or occurrence which has a material negative impact on the financial condition, businesses or results of operations of Company and its Subsidiaries, taken as a whole, or National City and its Subsidiaries, taken as a whole, as the case may be, or the ability of Company or National City, as the case may be, to consummate the transactions contemplated hereby.  The effect of any action taken by Company solely pursuant to Subsection 5.2(f) above shall not be taken into consideration in determining whether any Material Adverse Effect has occurred; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies, generally, (iii) general changes in conditions, including interest rates, in the banking industry or in the global or United States economy or financial markets, with respect to clause (i), (ii) or (iii), to the extent that a change does not materially affect the referenced party to a materially different extent than other similarly situated banking organizations, (iv) any action or omission of Company or National City or any Subsidiary of either of them taken with the prior written consent of National City or Company, as applicable, in contemplation of the Merger, or (v) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof.

(iii)

"Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity or organization.

(iv)

"Subsidiary" of Company, National City or any other Person means, except where the context otherwise requires, any corporation, partnership, limited liability company, trust or similar association of which Company, National City or any other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other types of entities listed.

(b)

Unless the context of this Agreement expressly indicates otherwise, any singular term in this Agreement will include the plural and any plural term will include the singular.

8.7

Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.  In the event an ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  No provision of this Agreement will be interpreted in favor of, or against any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

8.8

Notices.  All notices, consents, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, telexed with receipt acknowledged, mailed by registered or certified mail return receipt requested, sent by facsimile with confirmation of receipt, or delivered by a recognized commercial courier addressed as follows:

If to Company to:

Wayne Bancorp, Inc.

P. O. Box 757

Wooster, OH 44691

Attn:  David P. Boyle, President and CEO

With a copy to:

Dinsmore & Shohl LLP

255 E. Fifth Street, Ste 1900

Cincinnati, OH 45202

Attn:  Susan B. Zaunbrecher

If to National City to:

National City Corporation

P. O. Box 5756

Cleveland, Ohio   44101-0756

Attention:  Chairman of the Board

Fax No. (216) 222-2336

With a copy to:

National City Corporation

Law Department

P. O. Box 5756

Cleveland, Ohio   44101-0756

Attention:  General Counsel

Fax No. (216) 222-2336

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 8.8.

8.9

Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

8.10

Parties in Interest; Assignment.  Except for Sections 2.2 (which is intended to be for the benefit of the holders of Company Options under Company Option Plans to the extent contemplated thereby and their beneficiaries, and may be enforced by such Persons), 5.4 and 5.8 above, this Agreement is not intended to nor will it confer upon any other Person (other than the parties hereto) any rights or remedies.  Except as herein expressly provided, without the prior written consent of the other party to this Agreement neither National City nor Company shall assign any rights or delegate any obligations under this Agreement.  Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

8.11

Effect of Termination; Expenses and Breakup Fee.

(a)

In the event of termination of this Agreement by either National City or Company as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) as set forth in this Section 8.11, the last two sentences of Section 5.5, Section 5.17 and Section 8.5, which shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

(b)

In recognition of the efforts, expenses and other opportunities foregone by National City while structuring and pursuing the Merger, the parties hereto agree that Company shall pay to National City a termination fee of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Termination Fee”) in the manner set forth below, if:

(i)

this Agreement is terminated by either party pursuant to Section 8.1(c) and Company enters into a written agreement for an Acquisition Transaction with any third Person after a third Person publicly announced an intention to enter into an Acquisition Transaction with Company prior to the date of the Company Meeting;

(ii)

this Agreement is terminated by National City pursuant to Section  8.1(e) as a result of any condition specified in Section 7.3 above has not been met or waived by National City at such time as such condition is no longer capable of being satisfied;

(iii)

this Agreement is terminated by either party pursuant to Section 8.1(f) if a third Person publicly announces its intent to engage in an Acquisition Transaction and any third Person initiates or instigates any of the proceedings related to the enactment, issuance, promulgation, enforcement or entering a final non-appealable injunction, order, decree or ruling that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, and the Company enters into a written agreement for such Acquisition Transaction;

(iv)

this Agreement is terminated by National City pursuant to Section 8.1(h).

(v)

this Agreement is terminated by Company pursuant to Section 8.1(g); or

(vi)

this Agreement is terminated by Company pursuant to Sections 8.1(b) anytime after Company has received a proposal for an Acquisition Transaction from a third party.

Any amount that becomes payable pursuant to this Section 8.11(b) shall be paid by wire transfer of immediately available funds to an account designated by National City.  If the Termination Fee is required to be paid, such Termination Fee shall be paid by Company promptly after National City the termination of the Agreement.

(c)

If the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Surviving Corporation.

(d)

Nothing contained in Section 8.11(b) shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party.

8.12

Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

8.13

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

WAYNE BANCORP, INC. ("Company")
By: /s/ DAVID P. BOYLE
David P. Boyle, President and CEO

NATIONAL CITY CORPORATION ("National City")
By: /s/ PHILIP L. RICE
Philip L. Rice, Executive Vice President